Exhibit 99.1

Western Sierra Bancorp Reports Record Profitability;

Fully Diluted Earnings Per Share $.55 for the 1st Quarter;

Asset Quality Remains Strong

CAMERON PARK, Calif.—(BUSINESS WIRE)—April 22, 2003—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the first quarter ended March 31, 2003.

Financial Highlights from the first quarter of 2003 vs. 2002:

•         An increase in GAAP net income of $471,000 or 26%

•         GAAP ROA and ROE of 1.34% and 16.84%

•         Total assets increased $181 million or 33% to $723 million

•         Total loans increased $177 million or 45% to $569 million

•         Net interest margin decreased 8 basis points to 5.36%

•         Efficiency Ratio fell to 57.8% from 59.2%

•         Continued superior asset quality

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “The Company continues to report record profitability and strong loan growth, while non-performing assets are at historic lows.  Total assets grew 33% over the past year with 62% from internal growth and 38% coming through acquisition.  Non-performing assets remain historically low at 0.18% of quarter end assets.  Our continued earnings growth is being driven by strong loan and deposit growth along with a stable net interest margin and improving operating efficiency.  During the quarter, we also announced the execution of a definitive agreement to acquire all of the outstanding shares of Central Sierra Bank.”

The acquisition of Central Sierra Bank (OTC: “CESR.OB”), for approximately $21.5 million in stock and cash, is expected to be completed in the second quarter of this year.  The transaction will require regulatory as well as Central Sierra Bank shareholder approval.

Record Earnings and Returns

The Company reported record GAAP Earnings of $2,287,000 or $0.55 per diluted share, an increase of $471,000 or 26% over the quarter ended March 31, 2002 in which earnings were $1,816,000 or $0.47 per diluted share.

The Company reported record Cash Earnings (excludes amortization expense of intangibles of $39,000 and $10,000, respectively, on a tax-adjusted basis) of $2,326,000 or $0.56 per diluted share, an increase of $500,000 or 27% over the quarter ended March 31, 2002 in which Cash Earnings were $1,826,000, or $0.47 per diluted share.

On a GAAP basis, Return on Average Assets was 1.34% for the quarter ended March 31, 2003, as compared to 1.44% in the first quarter of 2002.  Return on Average Equity was 16.84% in the first quarter of 2003 as compared to 17.37% for the quarter ended March 31, 2002.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $723 million.  This represents a $181 million or 33% increase over March 31, 2002.  The Company has continued its record of strong loan growth.  Total gross loans grew to $569 million, an increase of $177 million or 45% over a year ago.  Total Deposits grew to a record $637 million; this represents a $162 million or 34% increase over March 31, 2002.

The Central California Bank acquisition, which closed in the second quarter of 2002, contributed $68 million to asset growth, $48 million to loan growth and $62 million to deposit growth.

Since 1997, the Company has grown $639 million in total assets, an annual compounded growth rate of greater than 50%, to $723 million at March 31, 2003.  This represents balanced growth with 52% though internal growth and 48% by acquisition.

Net Interest Income reaches Record High

Despite a continued soft macroeconomic environment and record low interest rates, net interest income increased by $2.1 million or 35% over the first quarter of 2002.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) was 5.36%, down eight basis points from the first quarter 2002.

The Company’s Net Interest Margin has been relatively stable given the level of rate reductions that have occurred in the market place over the last two years.  The Company has benefited from stable income from fixed rate loans and investments as well as loans that have reached contractual floors during this period.  In addition, loan growth has driven the increase in net interest income with the loan-to-deposit/borrowed funds ratio increasing from approximately 83% in the first quarter of 2002 to 90% in the first quarter of 2003.

Superior Asset Quality

Credit quality remains at record levels, with loan delinquencies of less than 0.02% of total loans compared to loan delinquencies of 0.13% of total loans as of March 31, 2002.  Non-performing assets totaled $1.3 million or 0.18% of total assets, compared to $2.1 million or 0.40% of total assets at March 31, 2002.  Loan loss reserves totaled $7.7 million, or 1.34% of loans outstanding at March 31, 2003, compared to $5.2 million, or 1.32%, a year ago.  The Company recorded net recoveries of $23,000 in the first quarter of 2003 as compared to $268,000 in net charge-offs in the same period of 2002.

Other Income / Expense and the Efficiency Ratio

In addition to growth in net interest income of 35%, the Company grew non-interest income by 38% through service charge and fee growth and continued strong mortgage banking activities.  Total operating expenses grew at a slower rate (32%) resulting in an improved efficiency ratio, which fell from 59.2% in the first quarter of 2002 to 57.8% in the first quarter of 2003.

Other Information

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank and Central California Bank.  The Company operates in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, Calaveras, Contra Costa, Tuolumne, and Butte.  In addition, Western Sierra Bank opened a branch in Roseville in September 2002, and a new branch in Folsom in April 2003, bringing the total network of locations to twenty-three.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Western Sierra Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars and Shares in Thousands)

	3 months 03/31/03	3 months 03/31/02	% Growth
Interest income:
Interest and fees on loans	$9,752	$7,444
Interest on investment securities:
Taxable	401	569
Exempt	359	362
Interest on Fed Funds sold	42	53
Total interest income	10,555	8,428	25.2%

Interest expense:
Interest on deposits	1,999	2,039
Interest on borrowed funds	272	247
Total interest expense	2,271	2,286	-0.7%

Net interest income	8,284	6,142	34.9%

Provision for loan and lease losses	525	400	31.3%

Net interest income after provision for loan and lease losses	7,759	5,742	35.1%

Non-interest income:
Service charges and fees	835	620
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	1,104	759
Gain (loss) on trading securities	2	(1)
Other income	115	112
Total non-interest income	2,055	1,490	37.9%

Other expenses:
Salaries and benefits	3,416	2,540
Occupancy and equipment	1,052	565
Other expenses	1,645	1550
Amortization of core deposit intangibles	62	14
Total other expenses	6,175	4,669	32.3%

Income before income tax	3,639	2,563	42.0%

Income taxes	1,352	747

GAAP net income	$2,287	$1,816	26.0%

Amortization of core deposit intangibles after tax	39	10	278.8%
Cash net income	$2,326	$1,826	27.4%

GAAP EPS (including amortization expense):
Basic earnings per share	$0.57	$0.49	16.9%
Fully diluted earnings per share	$0.55	$0.47	16.2%

Cash EPS (excluding amortization expense):
Basic earnings per share	$0.58	$0.49	18.2%
Fully diluted earnings per share	$0.56	$0.47	17.5%

Shares used to compute Basic EPS	3,993	3,705	7.8%

Shares used to compute Fully Diluted EPS	4,167	3,846	8.4%

Average Loans	559,085	387,590	44.2%

Average Investments	82,827	85,601	-3.2%

Average Earning Assets	641,911	473,191	35.7%

Average Deposits	604,103	445,953	35.5%

Average Non Interest Demand Deposits	140,825	94,995	48.2%

Average Interest Bearing Liabilities	492,497	371,737	32.5%

Average Assets	694,306	512,054	35.6%

Average Equity	55,076	42,408	29.9%

Return on Average Assets (GAAP)	1.34%	1.44%

Return on Average Equity (GAAP)	16.84%	17.37%

Return on Average Equity (Cash)	17.13%	17.46%

Net Interest Margin (FTE)	5.36%	5.44%

Efficiency Ratio (FTE)	57.8%	59.2%

Western Sierra Bancorp and Subsidiaries

Consolidated Balance Sheet

(Dollars in Thousands)

	03/31/03	03/31/02	% growth
ASSETS:
Cash and due from banks	$23,668	$20,391
Federal funds sold	32,920	35,495
Cash and cash equivalents	56,588	55,886	1.3%

Interest-bearing deposits in banks	1,388	—
Loans held for sale	4,345	4,295
Investment securities:
Trading	18	20
Available for sale	59,096	63,173
Held to maturity	6,794	6,570
Total investments	65,908	69,763	-5.5%

Portfolio loans and leases:
Commercial and residential real estate mortgage	335,924	244,264
Commercial and residential real estate construction	131,890	68,943
Commercial	84,981	63,184
Agricultural	9,161	8,835
Installment	4,136	4,087
Lease financing	3,296	3,068
Total gross loans and leases	569,387	392,381	45.1%

Deferred loan and lease fees, net	(1,435)	(1,118)
Allowance for loan and lease losses	(7,661)	(5,229)
Net portfolio loans and leases	560,291	386,034	45.1%

Premises and equipment, net	15,788	13,644
Other real estate	485	614
Goodwill and other intangible assets	5,089	301
Other assets	13,291	11,743

Total assets	$723,173	$542,280	33.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits:
Non-interest bearing	$150,393	$117,661	27.8%
Interest bearing:
NOW, money market and savings	187,162	149,739
Time, over $100,000	165,307	94,396
Other time	134,266	113,220
Total deposits	637,128	475,016	34.1%

Borrowed funds	7,500	5,000
Other liabilities	5,526	4,598
Mandatorily redeemable cumulative trust preferred securities	16,000	16,000
Total liabilities	666,154	500,614	34.2%

Shareholders’ equity:
Preferred stock— no par value; 10,000,000 shares authorized; None issued
Common stock— no par value; 10,000,000 shares authorized; 3,997,466 shares issued in 2003 and 3,528,739 shares in 2002	31,085	20,944
Retained earnings	25,000	21,416
Unearned ESOP shares	—	(350)
Accumulated other comprehensive income (loss)	935	(344)
Total shareholders’ equity	57,020	41,666	36.8%

Total liabilities and shareholders’ equity	$723,173	$542,280	33.4%

Ending Delinquent Loans	$104	$514

Ending Non Performing Loans (non accrual and > 90 days past due)	$830	$1,532

Total Non Performing Loans and REO — Non Performing Assets	$1,315	$2,146

YTD (Recoveries) Charge-offs	$(23)	$268

YTD (Recoveries) Charge-offs as a % of Gross Loans	—	0.07%

Non Performing Assets as a % of Total Assets	0.18%	0.40%

Total Risk Based Capital To Risk Weighted Assets	12.39%	14.40%

Tier 1 Capital to Risk Weighted Assets	11.14%	12.80%

Tier 1 Capital to Average Assets (Leverage Ratio)	9.37%	10.40%